Exhibit 99.1

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	BPC Financial Marketing
(650) 697-1900 x369	John Baldissera
markey@valentis.com	(800)-368-1217

VALENTIS ANNOUNCES SECOND QUARTER FISCAL 2006 FINANCIAL RESULTS

Burlingame, CA, February 14, 2006 - Valentis, Inc. (NASDAQ: VLTS) today announced results for its second fiscal quarter ended December 31, 2005.

Valentis reported a net loss for the three months ended December 31, 2005 of $3.9 million, or $0.26 per basic and diluted share, on revenue of $146,000, compared to a net loss of $2.4 million, or $0.19 per basic and diluted share, on revenue of $124,000 for the corresponding period of the prior year. Net loss for the six months ended December 31, 2005 was $7.5 million, or $0.50 per basic and diluted share, on revenue of $473,000, compared to a net loss of $5.5 million, or $0.43 per basic and diluted share, on revenue of $1.3 million for the corresponding period of the prior year.

The decrease of approximately $827,000 in revenue in the six months ended December 31, 2005 compared to the corresponding period in 2004 primarily reflected approximately $1.0 million of license revenue recognized in the quarter ended September 30, 2004 that was non-recurring.

Total operating expenses for the quarter ended December 31, 2005 were approximately $4.1 million, an increase of approximately $1.5 million compared to the corresponding period in 2004. Total operating expenses for the six months ended December 31, 2005 were approximately $8.1 million, an increase of approximately $1.2 million compared to the corresponding period in 2004. The increases were primarily attributable to higher pre-clinical and clinical study expenses incurred in the three months and six months ended December 31, 2005, and non-cash stock-based compensation expenses of approximately $475,000 and $1.0 million recorded in the three months and six months ended December 31, 2005, respectively.

On December 31, 2005, Valentis had approximately $6.4 million in cash, cash equivalents and short-term investments compared to approximately $12.5 million on June 30, 2005. The decrease of approximately $6.1 million primarily reflects the funding of ongoing operations.

About Valentis

Valentis is a biotechnology company engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque which obstructs blood flow. VLTS 934, the company’s lead product, is an anti-inflammatory drug in Phase IIb testing. The company’s second product for PAD is the Del-1 angiogenic protein, a product which we believe promotes the formation of new blood vessels. Valentis has developed a series of technologies including gene delivery and expression technologies, and proprietary formulation and manufacturing technologies that allow the generation of novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to the timing and costs of clinical trials, uncertainties related to the results of clinical trials, our ability to obtain financing and additional capital, our ability to continue to as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial, including Valentis’ Phase IIb VLTS 934 trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject to are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2005 and Quarterly Report on Form 10-Q for the period ended December 31, 2005, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

VALENTIS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
License and other revenue	$146	$124	$473	$1,296
Total revenue	146	124	473	1,296

Operating expenses:
Research and development	2,848	1,759	5,605	4,646
General and administrative	1,271	856	2,481	2,270
Total operating expenses	4,119	2,615	8,086	6,916
Loss from operations	(3,973)	(2,491)	(7,613)	(5,620)

Interest income	72	75	158	150
Other expenses	—	—	(35)	(45)
Net loss	$(3,901)	$(2,416)	$(7,490)	$(5,515)

Basic and diluted net loss per share	$(0.26)	$(0.19)	$(0.50)	$(0.43)

Weighted-average shares used in computing net loss per common share	14,852	12,986	14,844	12,942

Condensed Balance Sheet
(in thousands)

	December 31, 2005	June 30, 2005
	(unaudited)	(*)
ASSETS
Cash, cash equivalent and short-term investments	$6,398	$12,513
Other current assets	552	694
Total current assets	6,950	13,207
Property and equipment, net	50	39
Goodwill and other assets, net	906	906
	$7,906	$14,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$2,790	$2,583
Stockholders’ equity	5,116	11,569
	$7,906	$14,152

* Derived from audited financial statements